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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
DNA Plant Technology Corporation

We consent to the incorporation by reference in the Form 8-K of DNAP Holding Corporation (formerly, Bionova U.S. Inc.) of our report dated February 14, 1996 with respect to the consolidated balance sheets of DNA Plant Technology Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and the related schedule, which report appears in the Registration Statement on Form S-4 (No. 333-09975) of Bionova U.S. Inc.

                                                           KPMG Peat Marwick LLP

San Francisco, California
October 10, 1996